                                                                    EXHIBIT 99.1



Contact:

Investors:                                                Media:
Ann Tanabe                                                Daniel Budwick
Director, Investor Relations and Corporate Communications BMC Communications
Encysive Pharmaceuticals                                  (212) 477-9007 ext. 14
(713) 796-8822

Stephen L. Mueller
Vice President, Finance and Administration
Encysive Pharmaceuticals
(713) 796-8822

Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE

           ENCYSIVE PHARMACEUTICALS REPORTS THIRD QUARTER 2004 RESULTS

  COMPANY COMPLETES ENROLLMENT IN PHASE III TRIALS, SHOWS PROMISING THELIN(TM)
                   DATA, AND COMPLETES $36.5 MILLION OFFERING

                CONFERENCE CALL SCHEDULED FOR 4:30 P.M. ET TODAY

HOUSTON - NOVEMBER 1, 2004 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the third quarter ended September 30, 2004.

"Once again, we've had a productive quarter," said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "Enrollment is now complete for our Phase III controlled trials, important new data has been presented regarding Thelin's clinical potential and we strengthened our balance sheet with a highly successful offering."

THIRD QUARTER 2004 FINANCIAL OVERVIEW

For the third quarter of 2004, the Company reported a net loss of approximately $16.6 million, or $0.31 per basic and diluted share, compared to a net loss of approximately $7.5 million, or $0.17 per basic and diluted share, for the same period last year. The increased loss in 2004 over 2003 is primarily the result of increased research and development costs associated with our late-stage clinical trial program supporting ThelinTM.

Revenue for the third quarter of 2004 was approximately $2.6 million compared to $3.4 million for the same period in 2003. The Company's royalties on net sales of Argatroban by GlaxoSmithKline increased to $2.3 million from $1.4 million earned in the same period in 2003, an increase of 66.9%. Research agreement revenues declined $0.8 million, as funding under our research agreement with Schering-Plough ended on June

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                                                                    EXHIBIT 99.1


30, 2004. Also, in the third quarter of 2003, the Company recognized the remaining deferred milestone payment that had previously been received from Mitsubishi Pharma Corporation totaling approximately $0.9 million.

Cash, cash equivalents and investments at September 30, 2004, were approximately $83.2 million compared to approximately $85.5 million on December 31, 2003. As a result of our financing in September, the Company expects to have cash and investments at year end of approximately $60 to $62 million.


RECENT COMPANY HIGHLIGHTS

    o Encysive presented new clinical data on Thelin at the American College of Rheumatology Annual Scientific Meeting in San Antonio, Texas. Results from a subgroup analysis of the 178-patient pivotal Phase IIb/III STRIDE-1 trial were discussed, showing the positive impact of Thelin in patients with pulmonary arterial hypertension (PAH) related to connective tissue diseases, such as scleroderma and lupus.

    o The Company reported top-line results from STRIDE-6, a clinical study of Thelin in patients with PAH who discontinued treatment with bosentan due to lack of efficacy or for safety reasons. The data suggested Thelin may provide important benefits to this challenging patient group.

    o    Encysive completed a $36.5 million common stock offering.

    o The Company completed enrollment in both STRIDE-2 and STRIDE-4, the Company's pivotal Phase III trials for Thelin.

    o Encysive presented clinical data on Thelin in PAH at the European Respiratory Society 14th Annual Congress in Scotland and the European Society of Cardiology Annual Congress in Munich. These were the first presentations of Thelin data in Europe.

    o Results from a 24-subject drug interaction study of Thelin and Viagra(TM) (sildenafil) demonstrated a minor pharmacokinetic drug-drug interaction, which the Company believes is unlikely to necessitate dosage adjustments.

    o The European Commission has designated Thelin as an orphan medicinal product for the treatment of PAH and chronic thromboembolic pulmonary hypertension.

UPCOMING PRESENTATIONS

    o    November 7-10 -- American Heart Association Meeting, New Orleans,
         Louisiana

             o    Corporate booth and Company-sponsored CME on November 7

    o November 16 - SG Cowen & Co. 5th Annual Global Health Care Conference, Geneva

    o    December 7 - First Albany Emerging Growth Conference, New York

    o    December 16 - Wachovia Investment Banking Ten for '05 Conference, New
         York

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                                                                    EXHIBIT 99.1


CONFERENCE CALL INFORMATION

You may access the conference call scheduled for Monday, November 1, 2004, at 4:30 p.m. (ET) either through the call-in number or an audio webcast. The access number for the call is (612) 332-0634.

You may also participate live online via Encysive's web site at www.encysive.com.

The webcast and call replay will be available through 11:59 p.m. ET on Sunday, November 14, 2004. The telephone replay can be accessed by calling (320) 365-3844 and entering passcode 751305.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist, bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

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                                                                    EXHIBIT 99.1


This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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                                                                    EXHIBIT 99.1


                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

                       CONSOLIDATED SUMMARY OF OPERATIONS


                                         Three Months Ended               Nine Months Ended
                                           September 30,                    September 30,
                                     --------------------------      --------------------------
                                        2004            2003            2004            2003
                                     ----------      ----------      ----------      ----------
Revenues                             $    2,583      $    3,413      $    8,808      $    8,857

Operating expenses:
     Research and development            16,754           8,586          41,962          19,109
     Purchase of in-process
       research and development              --              --              --           8,363
     Equity in loss of affiliate             --              --              --           2,386
     General and administrative           2,893           2,840           8,120           7,252
                                     ----------      ----------      ----------      ----------
Total expenses                           19,647          11,426          50,082          37,110
                                     ----------      ----------      ----------      ----------
Operating loss                          (17,064)         (8,013)        (41,274)        (28,253)

Investment income, net                      296             267             781             904
Minority interest in Revotar                189             265             487             768
                                     ----------      ----------      ----------      ----------
Net loss                             $  (16,579)     $   (7,481)     $  (40,006)     $  (26,581)
                                     ==========      ==========      ==========      ==========
Net loss per common share
     (basic and diluted)             $    (0.31)     $    (0.17)     $    (0.76)     $    (0.61)

Weighted average common
     shares outstanding
     (basic and diluted)                 53,607          43,914          52,782          43,802

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                       September 30, 2004   December 31, 2003
                                                       ------------------   -----------------
Cash, cash equivalents, investments
     and accrued interest                                 $   83,173          $   85,488
                                                          ----------          ----------
Other assets                                                   9,335               8,910
Total assets                                              $   92,508          $   94,398
                                                          ==========          ==========

Total liabilities                                         $   15,100          $   15,918
Deferred revenues                                              1,820               2,241
Minority interest in Revotar                                     896               1,383
Stockholders' equity                                          74,692              74,856
                                                          ----------          ----------
Liabilities and stockholders'
     equity                                               $   92,508          $   94,398
                                                          ==========          ==========



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